Exhibit 10.1
FIRST AMENDMENT TO THE
APPROACH RESOURCES INC.
2007 STOCK INCENTIVE PLAN
     This First Amendment to the Approach Resources Inc. 2007 Stock Incentive Plan (the “Amendment”) is made effective as of December 31, 2008, by Approach Resources Inc., a Delaware corporation (“Approach”).
W I T N E S S E T H:
     WHEREAS, Approach established the Approach Resources Inc. 2007 Stock Incentive Plan (the “Plan”) effective as of June 28, 2007; and
     WHEREAS, Approach now desires to amend the Plan for compliance with Internal Revenue Code Section 409A and the Treasury Regulations issued thereunder;
     NOW, THEREFORE, pursuant to the authority reserved in Section 14.1, the Plan is amended as follows:
     1. Section 4.2 of the Plan is hereby amended by the addition of the following sentence:
Notwithstanding the provisions of this Section 4.2, outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code and the regulations thereunder with respect to Incentive Stock Options and (B) Section 409A of the Code and the regulations thereunder with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards.
     2. Article V of the Plan is hereby amended by the addition of the following sentence:
Notwithstanding the foregoing, Employees, Outside Directors and other individuals or entities that provide services to Affiliates that are not considered a single employer with Approach under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Awards which are subject to Code Section 409A until the Affiliate adopts this Plan as a participating employer in accordance with Section 15.18.
     3. The second sentence of Section 7.1 of the Plan is hereby amended and restated in its entirety as follows:
Nonqualified Stock Options may be granted only to Employees, Outside Directors or other individuals or entities performing services for Approach or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with Approach and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services.
     4. The first sentence of Section 8.1(b) of the Plan is hereby amended and restated in its entirety as follows:
SARs may be granted only to Employees, Outside Directors or other individuals or entities performing services for Approach or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a

“controlling interest” in another corporation or entity in the chain, starting with Approach and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services.
     5. The Plan is hereby amended by the addition of the following as Section 15.18:
     15.18 Participating Affiliates. With the consent of the Committee, any Affiliate that is not considered a single employer with Approach under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee before the grant to the Affiliate’s Employees under the Plan of any Award subject to Code Section 409A.
     6. Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, Approach has caused this Amendment to be executed on its behalf by its duly authorized officer as of this the 31st day of December, 2008.

APPROACH RESOURCES INC.
By:	/s/ J. Ross Craft
J. Ross Craft, President and Chief Executive Officer

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